As Filed With The Securities and Exchange Commission On April 17, 2009 Registration No. 333-131388

SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 ___________________________

POST EFFECTIVE AMENDMENT NO. 5 TO FORM SB-2 ON FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 ___________________________ GLOBAL MED TECHNOLOGIES, INC. (Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	84-1116894 (I.R.S. Employer Identification No.)

12600 West Colfax, Suite C-420 Lakewood, Colorado 80215 Telephone (303) 238-2000 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copies to:

Michael I. Ruxin, M.D
Chairman of the Board
and Chief Executive Officer
Global Med Technologies, Inc.
12600 West Colfax, Suite C-420
Lakewood, Colorado 80215
Telephone No.: (303) 238-2000
Facsimile No.:   (303) 238-3368

Clayton E. Parker, Esq. Matthew Ogurick, Esq. K&L Gates LLP 200 South Biscayne Boulevard, Suite 3900 Miami, Florida 33131 Telephone No.: (305) 539-3300 Facsimile No.: (305) 358-7095

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plan, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Accelerated filer ☐ Smaller reporting company ☒

2

EXPLANATORY NOTE (NOT PART OF THE PROSPECTUS)

     By Registration Statement on Form SB-2, No. 333-131388 (the “SB-2 Registration Statement”), Global Med Technologies, Inc. (the “Registrant”) registered under the Securities Act of 1933, as amended, 24,529,793 shares of its common stock. The Registrant is filing this Post-Effective Amendment No. 5 on Form S-3 in reliance upon Rule 401(e) promulgated under the Securities Act of 1933. This Post-Effective Amendment pertains to any resale transaction of the common stock and is intended to allow Registrant to incorporate by reference its reports filed pursuant to Section 13(a) and 15(d) of the Exchange Act into the SB-2 Registration Statement, as amended. This Post-Effective Amendment No. 5 is revised herein to update the remaining balance of common shares to be sold by the Selling Shareholders as of April 15, 2009 pursuant to this offering.

The information in this Prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This Prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated April 17 , 2009 PROSPECTUS GLOBAL MED TECHNOLOGIES, INC. 18,228,403 Shares of Common Stock ______________________

This Prospectus relates to the sale of up to 18,228,403 shares of Global Med Technologies, Inc. (“Global Med” or the “Company”) common stock by certain persons who are stockholders of Global Med. The selling stockholders consist of:

●           Victory Park Special Situations Master Fund, Ltd., which intends to sell up to 9,625,000 shares of common stock underlying shares of the Company’s Series A preferred stock (“Series A Preferred”) and warrants previously purchased by it;

●           Crestview Capital Master, LLC, which intends to sell up to 6,611,112 shares of common stock underlying shares of Series A Preferred and warrants previously issued to it. As of the date hereof, this selling stockholder has converted 1,620 shares of Series A Preferred into 2,250,000 shares of common stock, 2,177,828 of such registered shares have been sold by the selling stockholder;

●           Stark Master Fund, Ltd., which intends to sell up to 4,958,333 shares of common stock underlying shares of Series A Preferred and warrants previously issued to it. As of the date hereof, this selling stockholder has converted 1,152 shares of Series A Preferred into 1,600,000 shares of common stock, of which 1,376,166 of such registered shares have been sold by the selling stockholder;

●           Enable Growth Partner, LP, which intends to sell up to 1,322,223 shares of common stock underlying shares of Series A Preferred and warrants previously issued to it. As of the date hereof, this selling stockholder has converted 544 shares of Series A Preferred into 755,556 shares of common stock, all of which such registered shares have been sold. In addition, this selling shareholder has exercised warrants underlying 566,667 common shares, all of which have been sold pursuant to this offering;

●           Fusion Capital Fund II, LLC, which intends to sell up to 1,397,569 shares of common stock underlying shares of Series A Preferred and warrants previously issued to it;

●           Enable Opportunity Partners LP, which intends to sell up to 330,556 shares of common stock underlying shares of Series A Preferred and warrants previously issued to it. As of the date hereof, this selling stockholder has converted 136 shares of Series A Preferred into 188,889 shares of common stock, all of which such registered shares have been sold. In addition, this selling shareholder has exercised warrants underlying 141,667 common shares, all of which have been sold pursuant to this offering;

●           Phillip Longo who intends to sell up to 71,250 shares of common stock underlying warrants transferred to him by Dan Zwiren.

●           Paul Longo who intends to sell up to 71,250 shares of common stock underlying warrants transferred to him by Dan Zwiren.

●           Steve Spence who intends to sell up to 142,500 shares of common stock underlying warrants previously issued to him.

Please refer to “Selling Stockholders” beginning on page 16.

Global Med is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. All costs associated with this registration will be borne by us.

The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. These prices will fluctuate based on the demand for the shares of common stock. On April 15, 2009, the last reported sales price of our common stock was $0.56 per share.

Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “GLOB.OB”

These securities are speculative and involve a high degree of risk. Please refer to “Risk Factors” beginning on page 10.

No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. None of the proceeds from the sale of stock by the selling stockholder will be placed in escrow, trust or any similar account.

Investing in the securities involves a high degree of risk. See “Risk Factors” beginning on page 10. You should carefully consider the risk factors, as well as the other information presented in this Prospectus, in deciding whether or not to invest in our common stock. Each of the factors could adversely affect the price of our common stock, our business, financial condition and results of operations, and could result in a loss of all or part of your investment.

Neither the U.S. Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

______________________

The date of this Prospectus is April 17, 2009

PROSPECTUS SUMMARY

Business Summary

     Global Med Technologies, Inc. was incorporated in the State of Colorado in December 1989 (unless otherwise noted, references herein to “Global Med”, “the Company”, “we”, “our”, and “us” refer to Global Med Technologies, Inc. and its subsidiaries). We are an international medical software company that develops regulated and non-regulated products and services for the healthcare industry. We are a leading provider of blood and laboratory software systems and services and our products are deployed in 20 countries and serve over 1,600 transfusion centers, blood banks and laboratories.

     Global Med’s domestic divisions are Wyndgate Technologies®, a leader in software products and services for donor centers and hospital transfusion services; eDonor®, which offers web-based donor relationship management systems; and PeopleMed.com, Inc., which provides software validation, consulting and compliance solutions to hospitals and donor centers. PeopleMed.com, Inc. is owned 83% by Global Med Technologies, Inc., 11% by the Company’s Chairman and CEO, and 6% by third parties. Our European subsidiary, Inlog, S.A., is a developer of donor center and transfusion management systems as well as cellular therapy software, laboratory information systems and quality assurance medical software systems which are marketed internationally.

     On June 26, 2008, we completed the acquisition of 100% of the capital stock of Inlog S.A., a French company and its subsidiaries (“Inlog”) for a maximum purchase price of $11.5 million in a combination of cash, stock and earn out payments.

     On August 1, 2008, we acquired substantially all of the assets of Blueridge Solutions, LC, doing business as eDonor (“eDonor”) for $3.5 million in cash and the issuance of $1.5 million of our common stock.

     Global Med designs, develops, markets and supports information management software products for blood banks, hospitals, centralized transfusion centers and other health care related facilities. Revenues are derived from the software licenses, annual maintenance fees, implementation, consulting and other value added support services, and the resale of software obtained from vendors.

     Our core products and their related components were developed by our Wyndgate division and include: SafeTrace®, SafeTrace Tx®, and our ElDorado™ product suite. As of December 31, 2008 these products were in use in over 740 sites in five countries. SafeTrace is used to assist community blood centers, hospitals, plasma centers and outpatient clinics in the U.S. in complying with the quality and safety standards of the U.S. Food and Drug Administration (the “FDA”) for the collection and management of blood and blood products. SafeTrace Tx is a transfusion management information system that is designed to be used by hospitals and centralized transfusion centers to help insure the quality of blood transfused into patient-recipients. SafeTrace Tx provides electronic cross-matching capabilities to help insure blood compatibility with patient-recipients and tracks, inventories, bills and documents all activities with blood products from the time blood products are received in inventory to the time the blood products are used or returned to blood centers. SafeTrace Tx complements SafeTrace, because the combined SafeTrace Tx and SafeTrace software system is also able to integrate hospitals with blood centers and provide a “vein-to-vein”Ò tracking of the blood supply.

     Our ElDorado™ product suite represents the next generation of our software and will provide a fully-integrated menu of blood management products using advanced tools and technologies. Donor Doc™, the first module of the ElDorado product suite was released in May 2007. Donor Doc is an electronic history questionnaire that assists in the blood donor screening process. In February 2008, we released ElDorado Donor, a comprehensive blood management software application designed to provide for the information system needs of blood banks and donor centers. The software manages, automates, and controls activities associated with donors, donor collections, testing, manufacturing, inventory, and distribution. ElDorado Donor was developed with scalability in mind and can manage the system needs of diverse facilities, from small hospital blood banks to community blood centers, to regional and national centers, both domestically and internationally. The blood management software has been designed with input from our technology workgroup which is comprised of leading industry representatives from around the world. The work group's contributions were considered throughout the ElDorado Donor development process to produce a feature-rich and user-friendly solution.

     Our Inlog S.A. subsidiary, which we acquired on June 26, 2008, has been developing, implementing, and supporting its blood bank information management solutions since 1992 and currently supplies over 800 sites in 15 countries with its products. Its product line consists of five primary products: EdgeBlood (for the donor center market), EdgeTrace (for the hospital transfusion market), EdgeLab (a laboratory information system “LIS”), EdgeCell (cellular therapy for tissue banks, stem cell centers and cord blood centers) and SAPA (a regulatory compliance and document management solution). Inlog recently completed the national installation of its EdgeBlood product in France where all of that country’s 2.5 million annual blood donations are transacted through EdgeBlood including blood collections, infectious disease testing, component manufacturing and distribution. In addition to France, Inlog has software applications in Germany, Austria, Belgium, Switzerland, Greece and Monaco, among other countries.

     Our eDonor™ product, which we acquired on August 1, 2008 with the acquisition of substantially all of the assets of Blueridge Solutions, L.C., doing business as eDonor, is a web-based donor relationship management system that integrates recruitment, scheduling, retention and fulfillment for blood donation centers of all sizes. As of December 31, 2008, eDonor was in use at 77 sites.

     In 1999, we introduced PeopleMed™, through our PeopleMed.com, Inc. subsidiary. PeopleMed supports chronic disease management as an Application Service Provider (“ASP”). PeopleMed’s system helps system users coordinate sources of information and users of a patient’s clinical information, including laboratory, pharmacy, primary and specialty care providers, claims, and medical records. PeopleMed began offering validation services to the blood bank industry late in 2007 Validation services include documenting and testing systems to enable the user of these systems to conform to specific requirements and regulations. In the fall of 2007, PeopleMed’s services were expanded to include validation activities and offering of quality-certified resources to help clients and non-clients perform FDA-required user validation testing on blood bank software systems prior to clients’ first use of our software (“Go-Live”). In addition to Go-Live activities, PeopleMed also offers independent services for system revalidation for clients who are upgrading to newer versions.

     With our acquisitions of Inlog and eDonor, our software products are now used in 20 countries, including the United States, Canada, the Caribbean, European Union, Africa, French Polynesia, and New Caledonia, among others. With the acquisition of Inlog we immediately expanded our international footprint and with the acquisition of eDonor we gained a complementary product to our existing product offerings. We believe these acquisitions position us for further growth through cross-selling opportunities, particularly through our plans to integrate eDonor in our SafeTrace and ElDorado Donor products and our plans to introduce Inlog’s EdgeCell product in the United States.

     We intend to continue to commit significant research and development resources to the development of our ElDorado product suite, as well as to continuously improving our existing products. Some of our new products will be considered medical devices by the FDA and we will be required to obtain FDA 510(k) clearance for these medical devices prior to their sale or introduction into the U.S. market, as more fully discussed below in “Government Approval and Regulation”. During the years ended December 31, 2008 and 2007, total research and software development expenditures totaled $4.108 million and $3.344 million, respectively. Of the total expenditures during 2008 and 2007, $284 thousand and $173 thousand, respectively, were capitalized.

The Offering Summary

     This offering relates to the sale of common stock by certain persons who are stockholders. The selling stockholders consist of the following:

●           Victory Park Special Situations Master Fund, Ltd., which intends to sell up to 9,625,000 shares of common stock underlying shares of the Company’s Series A preferred stock (“Series A Preferred”) and warrants previously purchased by it;

●           Crestview Capital Master, LLC, which intends to sell up to 6,611,112 shares of common stock underlying shares of Series A Preferred and warrants previously issued to it. As of the date hereof, this selling stockholder has converted 1,620 shares of Series A Preferred into 2,250,000 shares of common stock, 2,177,828 of such registered shares have been sold by the selling stockholder;

●           Stark Master Fund, Ltd., which intends to sell up to 4,958,333 shares of common stock underlying shares of Series A Preferred and warrants previously issued to it. As of the date hereof, this selling stockholder has converted 1,152 shares of Series A Preferred into 1,600,000 shares of common stock, of which 1,376,166 of such registered shares have been sold by the selling stockholder;

●           Enable Growth Partner, LP, which intends to sell up to 1,322,223 shares of common stock underlying shares of Series A Preferred and warrants previously issued to it. As of the date hereof, this selling stockholder has converted 544 shares of Series A Preferred into 755,556 shares of common stock, all of which such registered shares have been sold. In addition, this selling shareholder has exercised warrants underlying 566,667 common shares, all of which have been sold pursuant to this offering;

●           Fusion Capital Fund II, LLC, which intends to sell up to 1,397,569 shares of common stock underlying shares of Series A Preferred and warrants previously issued to it;

●           Enable Opportunity Partners LP, which intends to sell up to 330,556 shares of common stock underlying shares of Series A Preferred and warrants previously issued to it. As of the date hereof, this selling stockholder has converted 136 shares of Series A Preferred into 188,889 shares of common stock, all of which such registered shares have been sold. In addition, this selling shareholder has exercised warrants underlying 141,667 common shares, all of which have been sold pursuant to this offering;

●           Phillip Longo who intends to sell up to 71,250 shares of common stock underlying warrants transferred tohim by Dan Zwiren.

●           Paul Longo who intends to sell up to 71,250 shares of common stock underlying warrants transferred to him by Dan Zwiren.

●           Steve Spence who intends to sell up to 142,500 shares of common stock underlying warrants previously issued to him.

Common Stock Offered(1)	18,228,403 shares
Offering Price	Market price
Common Stock Outstanding As Of April 15, 2009(2)	34,100,227
Common Stock Outstanding Immediately After This Offering(3)	52,328,630
Risk Factors

The securities offered hereby involve a high degree of risk and immediate substantial dilution and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors”.

Dividend Policy	We do not intend to pay dividends on our common stock. We plan to retain any earnings for use in the operation of our business and to fund future growth.
Over-The-Counter Bulletin Board Symbol	GLOB.OB
_______________

(1)	This represents the balance of common shares available for resale as of April 15, 2009.

(2)	Represents 34,016,227 common shares that were issued and outstanding plus 84,000 common shares that were outstanding but have not yet been issued as of April 15, 2009.

(3)	Includes 34,100,227 common shares outstanding as of April 15, 2009 (as set forth in footnote 2 above) plus 18,228,403 common shares which shall be issued to certain Selling Stockholders upon exercise of the warrants or conversion of the Series A Preferred for resale pursuant to this offering as of April 15, 2009.

RISK FACTORS

     You should carefully consider the risks described below before purchasing our common stock. Our most significant risks and uncertainties are described below; however, they are not the only risks we face. If any of the following risks actually occur, our business, financial condition, or results of operations could be materially adversely affected, the trading of our common stock could decline, and you may lose all or part of your investment therein. You should acquire shares of our common stock only if you can afford to lose your entire investment. We have organized our Risk Factors under captions that we believe describe various categories of potential risk. For your convenience, we have not duplicated risk factors that could be considered to be included in more than one category.

Risks Related to Our Business

Our reported revenue and operating results may fluctuate widely due to irregular sales cycles, contract terms and the application of accounting rules.

     The sales cycle for our products, which is the period of time between the identification of a potential customer and completion of the sale, is typically lengthy and subject to a number of factors over which we have little control, such as our customers’ budgeting constraints and approval processes. Our revenue can fluctuate from quarter to quarter based on our customers’ buying decisions. In addition, our ability to recognize revenue from software sales can be impacted by contract terms and the application of accounting rules for revenue recognition to contracts that include deliverable and non-deliverable software products, services for modification or customization of our software, acceptance criteria and other contingencies.

We are dependent on major channel partners to sell our products into certain markets, the loss of any of which could have a materially adverse effect on our business

     Our medical software products and services are sold through our direct sales force and through our 15 channel partners, most of which are engaged in the sale and marketing of laboratory information systems. Our direct sales force tends to focus on blood donation centers, plasma centers, transfusion centers and hospitals that are purchasing a new blood management information system, replacing antiquated technology or sunsetted products, or upgrading their current system. We typically rely on our channel partners to reach potential customers who are purchasing a comprehensive LIS, including a blood management information system. One of our channel partners accounted for 14.5% and 25.2% of our revenue during 2008 and 2007, respectively and our operating results may be adversely affected if we do not maintain such relationships.

We may not be able to realize our sales backlog as expected which could reduce our revenue and operating results.

     As of December 31, 2008, our sales backlog of unrecognized revenue totaled $9.9 million. While this amount represents contracted sales for which revenue has not been recognized, we may ultimately not be able to realize the revenue as expected if our customer delays the project, cancels the order or is otherwise unable to move forward or if we are unable to complete the project for any reason.

Our substantial recurring maintenance revenue could be reduced if we fail to meet service requirements.

     During the year ended December 31, 2008, annual maintenance fees represented over 50% of our revenue. Our maintenance agreements range in term from single year to multi-year agreements. Maintenance consists of product bug fixes, continued regulatory compliance, and product updates. If we fail to continue to meet our maintenance commitments, a significant portion of our revenues could be at risk which could reduce our revenue and operating results.

Our results are vulnerable to general economic conditions.

     Worsening general economic conditions or a prolonged or recurring recession could adversely affect our operating results if our customers decide to delay or cancel plans to purchase, upgrade or support their healthcare management information systems. In an economic slowdown, we may also experience the negative effects of increased competitive pricing pressure, customer turnover, reductions in customer consulting service requirements and a decline in our customers’ credit worthiness.

Our cash flows from operations may fluctuate widely from quarter to quarter and our revenue and cash receipts may not be sufficient to meet the operating needs of our business.

     The operating cash flows of our Inlog subsidiary are highly seasonal as the majority of its annual maintenance and support fees are billed and collected during the first quarter, while the fourth quarter is characterized by annual cash outflows for taxes and mandated employee-related payments. Consequently, Inlog’s cash flows tend to be the highest during the first half of the year and the lowest during the second half of the year. Due to Inlog’s significance, our consolidated cash flows from operations are expected to follow this pattern. In addition, our consolidated revenue and cash receipts may not be sufficient to meet our operating needs and other obligations. If this were to be the case, we may need to take action to reduce our operating costs or take other measures to increase or maintain our liquidity. There is no assurance that such actions will be sufficient to provide adequate cash flow to expand our business or continue to operate at our current levels.

If we are unable to successfully integrate the operations of Inlog and eDonor, our revenue and results of operations could be adversely affected.

     Our operating costs could increase even further if we are unable to successfully combine the acquired operations of Inlog and eDonor or integrate the systems and procedures including research and development, integrated sales, accounting and financial reporting, or to realize the revenue synergies we expect from the combined companies. Our pro forma combined financial results cover a period during which we were not under common control or management and, therefore, are not indicative of our future financial or operating results. Our failure to integrate Inlog and eDonor and obtain all of the expected benefits could impair our future revenue and operating results.

Our business and our software products are subject to substantial competition which may adversely affect our ability to attract and retain customers.

     There is substantial competition in all aspects of the medical software industry. Numerous companies are developing technologies and marketing products and services in the healthcare information management area. Many competitors in the blood bank industry have received FDA clearance for their products. Many of these competitors have been in business longer and have substantially greater personnel and financial resources than Global Med which could make their products and services more attractive than ours which may adversely affect our ability to attract and retain customers.

Our revenue may be dependent on our ability to update and enhance our existing products and services and to develop new ones.

     The market for applications software is characterized by rapidly changing technology and by changes from mainframe to client/server computer technology, including frequent new product introductions and technological enhancements in the applications software business. During the last ten years, the use of computer technology in the information management industry has expanded significantly to create intense competition. With rapidly expanding technology and our limited resources, we can provide no assurance that we will be able to acquire or maintain any technological advantage. Our success will be in large part dependent on our ability to use developing technology to our maximum advantage and to remain competitive in price and product performance. If we are unable to acquire or maintain a technological advantage, or if we fail to stay current and evolve in the applications software and information management fields, we may be forced to curtail or reduce our planned expenditures which could negatively impact our business operations.

We cannot be certain that our research and development activities will be successful.

     While we are committed to enhancing our software products and services and introducing new products, we cannot be certain that our research and development activities will be successful. Furthermore, we may not have sufficient financial resources to identify and develop new technologies and bring new products to market in a timely and cost effective manner, and we cannot ensure that any such products will be commercially successful and profitable if and when they are introduced.

We depend significantly upon our intellectual property rights and the failure to protect our rights could reduce our revenue and/or increase our operating costs.

     Our success depends in part on our ability to obtain and enforce intellectual property rights for our technology and software, both in the United States and in other countries. Our proprietary software is protected by the use of copyrights, trademarks, confidentiality agreements and license agreements that restrict the unauthorized distribution of our proprietary data and limit our software products to the customer’s internal use only. In addition, we have obtained a patent for our SafeTrace Tx product. While we have attempted to limit unauthorized use of our software products or the dissemination of our proprietary information, we may not be able to retain our proprietary software rights and prohibit the unauthorized use of proprietary information. Any patents, copyrights, or trademarks we have or may obtain may not be sufficiently broad to protect our products, may be subject to challenge, invalidated or circumvented and may not provide competitive advantages. In addition, our competitors may independently develop technologies or products that are substantially equivalent or superior. If our software products infringe upon the rights of others, we may be subject to suit for damages or an injunction to cease the use of such products. Our industry is characterized by frequent intellectual property litigation based on allegations of infringement of intellectual property rights. Although we are not aware of any intellectual property claims against us, we may be a party to litigation in the future that could force us to reduce our planned expenditures which could negatively impact our business operations. For example, on April 25, 2008, we received a letter from their patent counsel stating that a third party, Mediware, has filed for a reexamination of our issued patent. We believe our patent is valid and also believe it will prevail in any reexamination.

     Our success also depends in part on our ability to develop commercially viable products without infringing the proprietary rights of others. We have not conducted freedom of use patent searches and patents may exist or could be filed which would have an adverse effect on our ability to market our products or maintain our competitive position with respect to our products.

Failure to comply with government regulations and requirements could preclude us from continuing to market our existing products or introducing new products which could adversely affect our revenue and results of operations.

     Our SafeTrace, SafeTrace Tx and ElDorado products and services are subject to regulations adopted by governmental authorities, including the FDA, which govern blood center computer software products regulated as medical devices. Compliance with government regulations can be costly and burdensome and may result in our incurring product development delays and substantial costs. In addition, modifications to such regulations could materially adversely affect the timing and cost of new products and services we introduce. We cannot predict the effect of possible future legislation and regulation. We also are required to follow applicable Good Manufacturing Practices regulations of the FDA, which include testing, control and documentation requirements, as well as similar requirements in other countries, including International Standards Organization 9001 standards. Failure to comply with applicable regulatory requirements could result in, among other things, operating and marketing restrictions and fines, and which could reduce our revenue and operating results.

We may be subject to product liability exposure.

     We have product liability exposure for defects in our products that may become apparent through widespread use of our products. To date, we have not had any claims filed against us involving our products and we are not aware of any material problems with them. While we will continue to attempt to take appropriate precautions, we may not be able to completely avoid product liability exposure. We maintain product liability insurance on a “claims made” basis for our products in the aggregate of at least $4 million. Although we have had a history of being able to obtain such coverage at reasonable prices, such coverage may not be available in the future, or at reasonable prices, or in amounts adequate to cover any product liabilities that we may incur. In the event that we do not have adequate insurance to cover any product liabilities that we may incur, we could incur substantial costs. In addition, any actual or perceived defect in our products could adversely affect the market’s perception of us and our products, and could have an adverse effect on our reputation and the demand for our products.

We may pursue strategic acquisitions and if we are unable to successfully acquire or integrate these companies, we may not be able to grow our revenue

     As part of our business strategy, we may seek to acquire companies that sell software products that complement our current product mix, particularly companies focused on critical health management. We may use either equity or debt financing or our cash to make acquisitions. There is no assurance that our cash will be adequate and that equity or debt financing will be available on terms favorable to us. In the event we are not able to successfully acquire companies, we may not be able to grow our revenue. In the event we are able to acquire other companies, we may be subject to a number of risks related to the integration and management of such companies, including failure to obtain valid consents to assignment of contracts, failure of the business of the acquired company to achieve expected results, diversion of management’s attention, and failure to retain key personnel of the acquired company.

We depend on our key personnel for the success of our business and the loss of one or more key personnel could have an adverse effect on our ability to manage our business.

     Our success and our ability to manage our business depend upon the efforts and continued service of our senior management team. The loss of one or more of our key personnel could have a material adverse effect on our business and operations as there can be no assurance that we will be able to attract and retain senior management and key employees having competency in those substantive areas deemed important to the successful implementation of our plans. The inability to do so or any difficulties encountered by management in establishing effective working relationships among them may adversely affect our business and prospects. Currently, we do not carry key person life insurance for any of our executive management or key employees.

Risks Related to International Operations

We face a number of risks associated with international operations.

     On June 26, 2008, we completed the acquisition of Inlog S.A., a French company and its subsidiaries, including one located in Germany. We face a number of risks relating to remotely managing foreign operations including: linguistic and cultural differences; differing regulatory environments impacting our technology and our customer base; differing labor standards; difficulties and costs of staffing and managing international operations; different economic conditions; and potentially adverse tax consequences. Our failure to adequately acknowledge and manage these conditions and risks could adversely impact our revenue and our operating results.

We are subject to foreign exchange risks.

     We are subject to foreign exchange risks because we report our results from operations in U.S. dollars, while our Inlog subsidiary’s revenue and expenses are denominated in Euros and converted to U.S. dollars in consolidation. For the year ended December 31, 2008, Inlog accounted for approximately 22% of our total revenue, based on its results from June 26, 2008 through December 31, 2008. We expect Inlog to account for a much larger percentage of our revenue in 2009, which will include a full year of Inlog’s results. A decrease in the value of the Euro against the U.S. dollar could affect our consolidated profitability. We currently do not hold forward exchange contracts to manage the foreign currency exchange risk.

Risks Related to Our Stock

Our common stock is deemed to be a “penny stock”, subject to special requirement and conditions, and may not be a suitable investment.

     Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”). Penny stocks are stocks:

   With a price of less than $5.00 per share;
   That are not traded on a “recognized” national exchange; or
   In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three (3) years.

     Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to resell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

Our common stockholders could face substantial potential dilution from our Series A Preferred and outstanding stock options, warrants, unvested restricted stock and contingently issuable shares.

     As of December 31, 2008, we had 34.067 million shares of common stock outstanding. In addition, our outstanding Series A Preferred was convertible into approximately 8.3 million shares and outstanding stock options, warrants, contingently issuable shares to the Inlog sellers and unvested restricted stock totaled approximately 19.8 million as of that date. Accordingly, fully-diluted shares outstanding as of December 31, 2008 totaled approximately 62.2 million shares. We cannot predict the actual number of shares of common stock that will be issued upon the conversion our Series A Preferred or upon the exercise of stock options and warrants however, existing common stockholders could experience significant dilution.

The market price of our common stock is highly volatile which may limit our investors’ ability to actively trade their shares of our common stock.

     The market price of our common stock has been and is expected to continue to be highly volatile. Factors, including announcements of technological innovations by us or other companies, regulatory matters, new or existing products or procedures, concerns about our financial position, operating results, litigation, government regulation, developments or disputes relating to agreements, patents or proprietary rights, among other items, may have a significant impact on the market price of our stock.

We do not anticipate paying any dividends on our common stock.

     We have never declared or paid dividends on our common stock. Our dividend practices are determined by our Board of Directors and may be changed from time to time. We will base any issuance of dividends upon our earnings (if any), financial condition, capital requirements, acquisition strategies, and other factors considered important by our Board of Directors. Colorado law and our Articles of Incorporation do not require our Board of Directors to declare dividends on our common stock. We expect to retain any earnings generated by our operations for the development and expansion of our business and do not anticipate paying any dividends to our common stockholders for the foreseeable future.

FORWARD-LOOKING STATEMENTS

     This Prospectus contains certain forward-looking statements regarding management’s plans and objectives for future operations including plans and objectives relating to our planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this Prospectus include or relate to, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our ability to obtain and retain sufficient capital for future operations, and (e) our anticipated needs for working capital. These statements may be found in this Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Prospectus will in fact occur.

     The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on assumptions that there will be no material adverse competitive or technological change in conditions in our business, that demand for our products will significantly increase, that our Chief Executive Officer and President will remain employed as such, that our forecasts accurately anticipate market demand, and that there will be no material adverse change in our operations or business or in governmental regulations affecting us or those entities that use our products and services. The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Accordingly, although we believe that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized. In addition, as disclosed elsewhere in the “Risk Factors” section of this Prospectus, there are a number of other risks inherent in our business and operations which could cause our operating results to vary markedly and adversely from prior results or the results contemplated by the forward-looking statements. Growth in absolute and relative amounts of cost of goods sold and selling, general and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially from the results contemplated by the forward-looking statements. Management decisions, including budgeting, are subjective in many respects and periodic revisions must be made to reflect actual conditions and business developments, the impact of which may cause us to alter marketing, capital investment and other expenditures, which may also materially adversely affect our results of operations. In light of significant uncertainties inherent in the forward-looking information included in this Prospectus, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved.

     Some of the information in this Prospectus contains forward-looking statements that involve substantial risks and uncertainties. Any statement in this Prospectus and in the documents incorporated by reference into this Prospectus that is not a statement of an historical fact constitutes a “forward-looking statement”. Further, when we use the words “may”, “expect”, “anticipate”, “plan”, “believe”, “seek”, “estimate”, “internal”, and similar words, we intend to identify statements and expressions that may be forward-looking statements. We believe it is important to communicate certain of our expectations to our investors. Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions that could cause our future results to differ materially from those expressed in any forward-looking statements. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements. Important factors that may cause our actual results to differ from such forward-looking statements include, but are not limited to, the risk factors discussed below. Before you invest in our common stock, you should be aware that the occurrence of any of the events described under “Risk Factors” above or elsewhere in this Prospectus could have a material adverse effect on our business, financial condition and results of operation. In such a case, the trading price of our common stock could decline and you could lose all or part of your investment.

     In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

USE OF PROCEEDS

     This Prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will receive no proceeds from the sale of shares of common stock in this offering. However, we may receive proceeds from the exercise of certain warrants should they be exercised. Any proceeds we receive pursuant to the exercise of warrants will be used for working capital and general corporate purposes.

SELLING STOCKHOLDERS

     The following table presents information regarding the selling stockholders. A description of each selling shareholder’s relationship to the Company and how each selling shareholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.

			Percentage of Outstanding Shares Beneficially Owned Before Offering (A)			Percentage of Outstanding Shares Beneficially Owned After Offering (A)

	Shares Beneficially Owned Before Offering

				Shares to be Sold in the Offering
Selling Stockholders

Philip Longo	71,250	(1)	0.21%	71,250		0%
1700 SE 3rd Street
Pompano Beach FL 33060

Paul Longo	71,250	(2)	0.21%	71,250		0%
3500 Galt Ocean Mile
Fort Lauderdale, FL 33308

Steven D. Spence	150,000	(3)	0.44%	142,500		0%
250 East 54th Street #36C
New York, New York 10022

Victory Park Capital Advisors, LLC.	4,876,765	(4)	14.30%	9,625,000	(10)	11.2%
227 West Monroe, Suite 3900
Chicago, IL 60606

Crestview Capital Master, LLC	3,760,623	(5)	9.99%	4,361,112	(11)	0.6%
95 Revere Drive, Suite A
Northbrook, IL 60062

Stark Master Fund Ltd.	3,582,167	(6)	9.56%	3,358,333	(12)	0.6%
c/o Stark Offshore Management, LLC
3600 South Lake Drive
St. Francis, WI 53235

Enable Growth Partners LP	0	(7)	0%	0		0%
One Ferry Building Ste 255 San
Francisco, CA 94111

Enable Opportunity Partners LP	0	(8)	0%	0		0%
One Ferry Building Ste 255 San
Francisco, CA 94111

Fusion Capital Fund II, LLC	598,958	(9)	1.73%	598,958		0.0%
222 Merchandise Mart Plaza, Suite 9-112
Chicago, IL 60654

Totals	13,111,013		36.44%	18,228,403		12.4%
__________________

(A)	Applicable percentage of ownership is based on 34,100,227 shares of our common stock outstanding as of April 15, 2009, together with securities exercisable or convertible into shares of common stock within 60 days of April 15, 2009, for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of April 15, 2009 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations – percentage computation for form purposes only.

(1)	Includes 71,250 shares of unregistered common stock underlying warrants that were transferred from Dan Zwiren to Philip Longo.

(2)	Includes 71,250 shares of unregistered common stock underlying warrants that were transferred from Dan Zwiren to Paul Longo.

(3)	Includes 7,500 shares of registered common stock underlying warrants, and 142,500 shares of unregistered common stock underlying warrants.

(4)	Includes 4,876,765 shares of common stock registered under a prior registration statement. This selling shareholder will not convert Series A Preferred or warrants if such conversion results in the investor owning more than 9.99% of the Company's common stock immediately after such conversion.

(5)	Includes i) 216,972 shares of common stock previously registered, (ii) 1,527,778 shares of common stock underlying approximately 1,100 shares of Series A Preferred, and (iii) 2,015,873 shares of common stock underlying warrants. This selling shareholder will not convert Series A Preferred or warrants if such conversion results in the investor owning more than 9.99% of the Company's common stock immediately after such conversion.

(6)	Includes i) 223,834 shares of common stock previously registered, (ii) 1,233,333 shares of common shares underlying 888 shares of Series A Preferred, and (iii) 2,125,000 shares of common stock underlying warrants. This selling shareholder will not convert Series A Preferred or warrants if such conversion results in the investor owning more than 9.99% of the Company's common stock immediately after such conversion.

(7)	As of the date hereof, this selling stockholder has converted 544 shares of Series A Preferred into 755,556 shares of common stock and exercised warrants underlying 566,667 common shares, all of which such shares have been sold by the investor.

(8)	As of the date hereof, this selling stockholder has converted 136 shares of Series A Preferred into 188,889 shares of common stock and exercised warrants underlying 141,667 common shares, all of which such shares have been sold by the investor.

(9)	Includes 598,958 shares of common stock underlying warrants. In accordance with the terms of the Company’s underlying agreements with this investor, this selling shareholder will not convert Series A Preferred or warrants if such conversion results in the investor owning more than 9.99% of the Company’s common stock immediately after such conversion.

(10)	Includes 4,125,000 shares of common stock underlying warrants and 5,500,000 shares of common stock underlying 3,960 shares of Series A Preferred owned by this investor. In accordance with the terms of the Company’s underlying agreements with this investor, this selling shareholder will not convert Series A Preferred or warrants if such conversion results in the investor owning more than 9.99% of the Company’s common stock immediately after such conversion.

(11)	Includes 2,833,334 shares of common stock underlying warrants and 1,527,778 shares of common stock underlying 1,100 shares of Series A Preferred owned by this investor. In accordance with the terms of the Company’s underlying agreements with this investor, this selling shareholder will not convert Series A Preferred or warrants if such conversion results in the investor owning more than 9.99% of the Company's common stock immediately after such conversion. As of the date hereof, this selling stockholder has converted 1,620 shares of Series A Preferred into 2,250,000 shares of common stock, 2,177,828 of which such registered shares have been sold by the selling stockholder.

(12)	Includes (i) 1,233,333 shares of common stock underlying 888 shares of Series A Preferred owned by this investor, and (ii) 2,125,000 common shares underlying warrants. In accordance with the terms of the Company’s underlying agreements with this investor, this selling shareholder will not convert Series A Preferred or warrants if such conversion results in the investor owning more than 9.99% of the Company’s common stock immediately after such conversion. As of the date hereof, this selling stockholder has converted 1,152 shares of Series A Preferred into 1,600,000 shares of common stock, 1,376,166 of which such registered shares have been sold by the selling stockholder.

Shares Acquired Pursuant To Financing Transaction With Global Med

     Pursuant to the terms of a Securities Purchase Agreement, Global Med sold $9.975 million of Series A Preferred to certain investors. The Company received $9.85 million in cash proceeds for the Series A Preferred. Of the $9.975 million in Series A Preferred, Fusion Capital received $575,000 in Series A Preferred. Fusion Capital had provided the Company with $450,000 in cash proceeds during the nine months ended September 30, 2005. These proceeds were originally to be applied towards the purchase of common stock. In conjunction with the other investors’ purchases of Series A Preferred, the Company and Fusion Capital terminated their common stock purchase agreement and entered into a new agreement to purchase Series A Preferred. As a result, the Company allocated the $450,000 in proceeds previously received from Fusion Capital towards the purchase of the $575,000 in Series A Preferred. The Series A Preferred includes detachable warrants for the purchase of common stock that can be exercised at $0.72 per common share. The following table summarizes the unregistered securities that were issued by the Company in conjunction with the transaction:

		Common Shares
Security	Value	Equivalents
Series A Preferred	$9,975	13,854,167
Detachable Warrants	$10,390,625	10,390,626

     In connection with the Securities Purchase Agreement, Global Med entered into a Registration Rights Agreement pursuant to which Global Med is registering all of the shares of common stock underlying the Series A Preferred and Warrants purchased by the selling stockholders. In addition, as part of the financing transaction with Global Med, the following financial instruments held by Global Med International Limited or their affiliates were repurchased by the Company for $8 million in conjunction with this transaction:

Instrument	Value	Common Shares Equivalents
Convertible Redeemable Series AA Preferred Stock	$3,500,000	7,777,000
Warrants	N/A	11,186,430
Common Shares	N/A	4,860,195
Debt	$528,700	N/A

     In addition, the investors purchased 6,350,000 registered common shares directly from Global Med International Limited for $4 million.

     Victory Park Capital Advisors, LLC, is the investment advisor of Victory Park Special Situations Master Fund, Ltd. and consequently has voting control and investment discretion over securities held by Victory Park Special Situations Master Fund. Jacob Capital L.L.C. is the manager of Victory Park Capital Advisors, LLC. Richard Levy is the sole member of Jacob Capital, L.L.C. Mr. Levy may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of any shares deemed to be beneficially owned by Victory Park Capital Advisors, LLC. Mr. Levy disclaims beneficial ownership of these shares. All investment decisions of, and control of, Crestview Capital Master, LLC are held by Bob Hoyt, Stuart Flink and Dan Warsh.

     All investment decisions of, and control of, Shepherd Investments International, Ltd. are held by Michael A. Roth.

     Steven G. Martin and Joshua B. Scheinfeld, the principals of Fusion Capital Fund II, LLC, are deemed to be beneficial owners of all of the shares of common stock owned by Fusion Capital Fund II, LLC. Messrs. Martin and Scheinfeld have shared voting and disposition power over the shares being offered under this Prospectus.

PLAN OF DISTRIBUTION

     Each selling stockholder of the common stock of Global Med and any of their pledges, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the trading market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
  an exchange distribution in accordance with the rules of the applicable exchange;
  privately negotiated transactions;
  settlement of short sales entered into after the effective date of the registration statement of which this Prospectus is a part;
  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
  a combination of any such methods of sale;
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or
  any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this Prospectus.

     Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

     In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this Prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

     The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed 8%.

     The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this Prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

     We agreed to keep this Prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the Prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this Prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this Prospectus to each purchaser at or prior to the time of the sale.

LEGAL MATTERS

     The validity of the shares of common stock offered hereby as to their being fully paid, legally issued and non-assessable was passed upon for Global Med by Evan S. Lipstein, Esq.

EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 have been so incorporated in reliance on the report of Ehrhardt Keefe Steiner & Hottman PC, of Denver, Colorado, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

AVAILABLE INFORMATION

     For further information with respect to the Company and the securities offered hereby, reference is made to the registration statement, including the exhibits thereto. Statements herein concerning the contents of any contract or other document are not necessarily complete, and in each instance reference is made to such contract or other statement filed with the SEC or included as an exhibit, or otherwise, each such statement, being qualified by and subject to such reference in all respects.

     We are a reporting company and have distributed to our stockholders annual reports containing audited financial statements, upon their request. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 has been filed with the SEC and, along with all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the prior fiscal year, is specifically incorporated by reference into this Prospectus. We will provide to each person, including any beneficial owner, to whom this Prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this Prospectus but not delivered with this Prospectus, upon the written or oral request of such person, at no cost to the requester, and upon our receipt of request. All documents subsequently filed by Global Med pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to termination of this offering, shall be deemed to be incorporated by reference into this Prospectus.

     Global Med’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to reports filed pursuant to Sections 13(a) and 15(d) of the Exchange Act, are available on the SEC’s website: http://www.sec.gov. Additional information about the Company is available at Global Med’s website at http://www.globalmedtech.com. The general public may read and copy any materials that the Company files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The general public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

     Our common stock is currently trading on the OTC Bulletin Board. OTC Bulletin Board stocks are not required to send annual reports directly to their shareholders. Our shareholders have direct electronic access to all of our SEC filings via our website at http://www.globalmedtech.com or via the SEC website at http://www.sec.gov. Global Med does send proxy filings to our shareholders as matters are voted on by all of our shareholders. When Global Med does send information to its shareholders that relates to our annual or interim results, this annual financial information does contain audited information on which an opinion has been issued or interim information that has been reviewed.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The general public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Company’s filings are also available on the SEC’s website: http://www.sec.gov.

     The SEC allows us to “incorporate by reference” information that we file with the commission, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

●          Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 25, 2009.

     The description of our common stock contained in our Form 8-A filed with the SEC on January 31, 1997 (File No. 000-22083).

     We also incorporate by reference any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of filing of the registration statement containing this Prospectus and prior to the effectiveness of the registration statement. These documents will become a part of this Prospectus from the date that the documents are filed with the SEC.

     Upon oral or written request and at no cost to the requestor, we will provide to any person, including a beneficial owner, to whom this Prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this Prospectus but not delivered with this Prospectus. All requests should be made to Global Med Technologies, Inc., 12600 West Colfax, Suite C-420, Lakewood, Colorado 80215. You should rely on the information incorporated by reference or provided in this Prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this Prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth our expenses (approximate) incurred in connection with the issuance and distribution of the securities being registered.

Accounting Fees and Expenses	$13,500
Legal Fees and Expenses	$15,000
Other	$13,500
TOTAL	$42,000

No portion of the expenses associated with this offering will be borne by the selling stockholders.

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Colorado Business Corporation Act (the “Act”) generally allows for the indemnification of directors, officers, employees and agents of a corporation against liabilities incurred in any proceeding in which an individual is made a party because he was a director, officer, employee or agent of the corporation if such person conducted himself in good faith and reasonably believed his actions were in, or not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Global Med’s Articles of Incorporation provide that Global Med shall indemnify, to the fullest extent permitted by applicable law, any person, and the estate and personal representative of any such person, against all liability and expense (including attorneys’ fees) incurred by the reason that he is or was a director or officer of Global Med, or while serving at the request of the Company as a director, officer, partner, trustee, employee, fiduciary, or agent of, another corporation, individual, entity or of an employee benefit plan. In addition, Global Med’s Bylaws provide that in the event of any proceeding in which a person is involved or which may give rise to a right of indemnification, following written request to the Company by the party, the Company shall pay to the person, to the fullest extent permitted by law, amounts to cover expenses incurred by the party in, relating to or as a result of such proceeding in advance of its final disposition.

     The foregoing is qualified in its entirety by reference to the Act and Global Med’s Articles of Incorporation and Bylaws and shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled or subsequently acquire under any statute, provision of Global Med’s Articles of Incorporation or Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Global Med’s directors, officers or controlling persons, pursuant to the foregoing provisions, or otherwise, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

     Global Med may purchase and maintain insurance on behalf of any person or entity who or which is or was a director, officer, employee or agent of the corporation against any liability asserted against or incurred by such person or entity in such capacity or arising out of such person’s or entity’s status as such, whether or not Global Med would have the power to indemnify such person or entity against such liability under the Act, or the provisions of Global Med’s Articles of Incorporation or Bylaws.

ITEM 16.  EXHIBITS

The following exhibits are filed as part of, or incorporated by reference into, this report:

EXHIBIT INDEX
Exhibit No.	Description
3.1	Amended and Restated Articles of Incorporation, filed June 2, 1995 (1)

3.2	Articles of Amendment to the Articles of Incorporation, filed March 5, 1996 (1)

3.3	Articles of Amendment to the Articles of Incorporation, filed May 30, 1996 (1)

3.4	Bylaws, as amended (3)

3.5	Amended and Restated Articles of Incorporation, dated April 16, 2001 (3)

4.1	Form of Representative’s Warrants to Purchase Units (1)

4.2	Form of Class A common stock Purchase Warrant Certificate (1)

4.3	Specimen copy of stock certificate for common stock, $.01 par value (1)

5.1	Opinion re: Legality (2)

23.1	Consent of Independent Registered Public Accounting Firm – Ehrhardt Keefe Steiner & Hottman PC

99	Proxy and Right of First Refusal Agreement, dated November 14, 1996, between and among Ortho Diagnostic Systems Inc. and Michael I. Ruxin,
William J. Collard, Gerald F. Willman, Jr., Lori J. Willman, Timothy Pellegrini and Gordon Segal (1)

(1)	The documents identified are incorporated by reference to the Company’s Registration Statement on Form SB-2 (No. 333-11723) as filed with the SEC on September 11, 1996.

(2)	Included in the Form SB-2 Registration Statement as filed with the SEC on February 10, 2006.

(3)	Incorporated by reference to the Company’s Current Report on Form 8-K filed On November 19, 2008.

ITEM 17. UNDERTAKINGS The undersigned registrant hereby undertakes:

     (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i)      to include any prospectus required by Section 10(a)(3) of the Securities Act, as amended;

              (ii)     to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) a nd any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

             (iii)      to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2)   That, for the purpose of determining any liability under the Securities Act, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4)   If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act, as amended, need not be furnished, PROVIDED, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act, as amended, or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, as amended, that are incorporated by reference in the Form F-3.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lakewood,Colorado, on April 17, 2009.

GLOBAL MED TECHNOLOGIES, INC. A Colorado Corporation
By: /s/ Michael I. Ruxin Michael I. Ruxin, M.D. Chairman of the Board of Directors, Chief Executive Officer and Principal Executive Officer

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: April 17, 2009	GLOBAL MED TECHNOLOGIES, INC. A Colorado Corporation
By: /s/ Michael I. Ruxin Michael I. Ruxin, M.D., Chairman of the Board, Chief Executive Officer and Principal Executive Officer

Date: April 17, 2009

By: /s/ Thomas F. Marcinek Thomas F. Marcinek, Director and President and Chief Operating Officer

Date: April 17, 2009

By: /s/ Karen B. Davis _ Karen B. Davis, Chief Financial Officer and Principal Financial and Accounting Officer

Date: April 17, 2009

By: /s/ T. Kendall Hunt T. Kendall Hunt, Director

Date: April 17, 2009

By: /s/ Sarah L. Eames Sarah L. Eames, Director

Date: April 17, 2009

By: /s/ Robert R. Gilmore Robert R. Gilmore, Director